AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 2024

REGISTRATION No. 333-273750

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERPLUS CORPORATION

(Exact name of Registrant as specified in its charter)

Alberta, Canada	1311	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No., if applicable)

The Dome Tower

Suite 3000, 333 — 7th Avenue S.W.

Calgary, Alberta

Canada T2P 2Z1

(403) 298-2200

(Address and telephone number of Registrant’s principal executive offices)

Shannon B. Kinney

Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Chord Energy Corporation

1001 Fannin Street, Suite 1500

Houston, Texas 77002

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Approximate date of commencement of proposed sale of the securities to the public:

Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check the appropriate box below):

	1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.

☐   pursuant to Rule 467(b) on (    ) at (   ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (    ).

3.

☐   pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE — DEREGISTRATION OF SECURITIES

Enerplus Corporation, an Alberta corporation (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) with respect to the following Registration Statement on Form F-10 (the “Registration Statement”), originally filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-273750 on Form F-10, filed on August 4, 2023, registering an indeterminate amount of common shares, preferred shares, warrants, subscription receipts and units.

On May 31, 2024 (the “Closing Date”), the transactions contemplated by that certain Arrangement Agreement (as amended from time to time, the “Arrangement Agreement”), dated February 21, 2024, by and among the Registrant, Chord Energy Corporation and Spark Acquisition ULC were consummated. On the Closing Date, the Registrant became an indirect wholly-owned subsidiary of Chord Energy Corporation.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 12, 2024.

Enerplus Corporation

By:	/s/ Shannon B. Kinney
Name:	Shannon B. Kinney
Title:	Executive Vice President, Chief
Administrative Officer, General Counsel and Corporate Secretary

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, this Post-Effective Amendment has been signed by the Registrant’s authorized representative in the United States by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on June 12, 2024.

Enerplus Resources (USA) Corporation (Authorized U.S. Representative)

By:	/s/ Shannon B. Kinney
Name:	Shannon B. Kinney
Title:	Executive Vice President, Chief
Administrative Officer, General Counsel and Corporate Secretary

Note: Pursuant to Rule 478 of the Securities Act, no other person is required to sign this Post-Effective Amendment to the Registration Statements.